CONTACT:          River Oaks Partnership Services, Inc.
                  (888) 349-2005 (toll free)

FOR IMMEDIATE RELEASE


                  DENVER, COLORADO, September 21, 2000-As previously announced, AIMCO Properties, L.P. is tendering for any and all units of limited partnership interest in the partnerships set forth below, subject to the terms of the respective Offers to Purchase (the "Offers"). AIMCO Properties, L.P. has extended the expiration date of each of the Offers. The expiration date for each of the Offers has been extended to 5:00 p.m., New York time, on Thursday, September 28, 2000. The Offers were previously scheduled to expire at 5:00 p.m., New York time, September 20, 2000.

                  AIMCO Properties, L.P. has reported, based on information provided by the Information Agent for the Offer, that as of the close of business on September 19, 2000, the approximate number of units set forth below had been tendered pursuant to each of the Offers.


                                                                      PURCHASE PRICE       NUMBER OF
                NAME OF PARTNERSHIP                                      PER UNIT        UNITS TENDERED
                -------------------                                   --------------     --------------
Angeles Opportunity Properties Ltd.                                     $   368.00            209.00
Angeles Partners IX                                                         352.00            285.00
Angeles Partners X                                                          134.00            310.00
Angeles Partners XIV                                                          0.55            949.00
Century Properties Fund XVIII                                                95.00          1,071.00
Century Properties Growth Fund XXII                                         526.00          2,104.00
Consolidated Capital Institutional Properties                               421.00          1,688.00
Consolidated Capital Institutional Properties/2                              31.00         12,156.00
Davidson Diversified Real Estate I, L.P.                                  3,305.00             18.10
Davidson Diversified Real Estate III, L.P.                                1,975.00             31.25
Davidson Growth Plus, L.P.                                                  486.00            601.00
Fox Strategic Housing Income Partners                                       198.00            300.00
Multi-Benefit Realty Fund '87-1 -A Investors                                 62.00            627.00
Multi-Benefit Realty Fund '87-1 -B Investors                                 16.00            625.00
National Property Investors 4                                               271.00            409.00
National Property Investors 5                                                70.00          1,001.00
National Property Investors 6                                               192.00            965.00
National Property Investors 7                                               242.80            557.33
National Property Investors 8                                               153.00            207.00
Shelter Properties I Limited Partnership                                    835.00            161.00
Shelter Properties II Limited Partnership                                   588.00            833.00
Shelter Properties III Limited Partnership                                  264.00          1,378.00
Shelter Properties V Limited Partnership                                    576.00            227.00
Shelter Properties VII Limited Partnership                                  597.00            733.00

                  For further information, please contact River Oaks Partnership Services, Inc. at (888) 349-2005 (toll free), which is acting as the Information Agent for the Offers.